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Exhibit 21.1

SUBSIDIARIES OF DURATEK, INC.

GTSD Sub, Inc.	(Maryland)
GTSD Sub III, Inc.	(Delaware)
SEG Transport Leasing Company	(Delaware)
Duratek Radwaste Processing, Inc.	(Tennessee)
Hittman Transport Services, Inc.	(Delaware)
SEG Nevada, Inc.	(Delaware)
SEG Equity Holdings, Inc.	(Delaware)
GTSD Sub IV, Inc.	(Delaware)
GTSD Sub V, Inc.	(Delaware)
Duratek Federal Services of Harford, Inc.	(Delaware)
Duratek Federal Services, Inc.	(Delaware)
DuraChem L.P.	(Maryland)
Chem-Nuclear Systems L.L. C	(Delaware)

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  Exhibit 21.1
SUBSIDIARIES OF DURATEK, INC.